TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the 22nd day of July, 1996 by and between JOHN HANCOCK DECLARATION TRUST, a Massachusetts business trust, having its principal office and place of business at 101 Huntington Avenue, Boston, Massachusetts, 02199 (the "Trust"), and John Hancock Investor Services Corporation, a Delaware corporation having its principal office and place of business at 101 Huntington Avenue, Boston, Massachusetts 02199 ("JHISC").

                                   WITNESSETH:

WHEREAS, the Trust desires to appoint JHISC as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and JHISC desires to accept such appointment;

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to initially offer shares in ten series designated as: John Hancock V.A. Emerging Growth Fund, John Hancock V.A. Discovery Fund, John Hancock V.A. International Fund, John Hancock V.A. 500 Index Fund, John Hancock V.A. Independence Equity Fund, John Hancock V.A. Sovereign Investors Fund, John Hancock V.A. Sovereign Bond Fund, John Hancock V.A. Strategic Income Fund, John Hancock V.A. World Bond Fund and John Hancock V.A. Money Market Fund, together with all other series subsequently established by the Trust and made subject to this Agreement (each, a "Fund" and collectively, the "Funds");


NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1      Terms of Appointment; Duties of JHISC

               1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints JHISC to act, and JHISC agrees to act, as transfer agent and dividend dispursing agent with respect to the authorized and issued shares of beneficial interest ("Shares") of each series of the Trust subject to this Agreement and to provide to the shareholders of the Trust ("Shareholders") such services in connection therewith as may be set out in the prospectuses of the Trust from time to time.

               1.02 JHISC agrees that it will perform the following services:

               (a) In accordance with procedures established from time to time by agreement between the Trust and JHISC, JHISC shall:

                   (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to each Fund's Custodian authorized pursuant to the Trust's Declaration of Trust (the "Custodian");

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                   (ii)  Pursuant  to  purchase  orders,  issue the  appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                   (iii)  Receive  for  acceptance,   redemption   requests  and
        redemption directions and deliver the appropriate documentation therefor to the Custodian;

                   (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                   (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                   (vi) Prepare and transmit payments for dividends and distributions declared by the Funds, processing the reinvestment of distributions on each Fund at the net asset value per share for that Fund next computed after the payment (in accordance with the Fund's then-current prospectus);

                   (vii) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

                   (viii) Record the issuance of Shares of each Fund and maintain pursuant to Rule 17Ad-10(e) of the rules and regulations of the Securities Exchange Act of 1934 a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by each Fund, and issued and outstanding. JHISC shall also provide each Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of these Shares or to take cognizance of any laws relating to the issue or sale of these Shares, which functions shall be the sole responsibility of each Fund.

               (b) In calculating the number of Shares to be issued on purchase or reinvestment, or redeemed or repurchased, or the amount of the purchase payment or redemption or repurchase payments owed, JHISC shall use the net asset value per share (as described in each fund's then-current prospectus) computed by it or such other person as may be designated by the Trust's board of trustees. It is understood that, unless the Trust directs otherwise, the issuance, redemption or repurchase of the Funds' shares arising out of an automatic transaction under an insurance contract (such as investment of net premiums, death of insureds, deduction of fees and charges, transfers, surrenders, loans, loan repayments, deductions of interest on loans, lapses, reinstatements and similar automatic transactions) shall be effected at the net asset value per share computed as of the close of business on the day as of which said automatic transaction is effected, even though the "order" for purchase, sale or redemption of the Funds' shares is not received until after said close of business. All other issuances, redemptions or repurchases of the Funds' shares shall be effected at net asset values per share next computed after receipt of the orders therefore and said orders shall become irrevocable at the time as of which said value is next computed.


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

               (c) In addition to and not in lieu of the services set forth in the above paragraph (a), JHISC shall: (i) perform all of the customary services of a transfer agent and dividend disbursing agent including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and
(ii) provide a system which will enable the Trust to monitor the total number of each Fund's Shares sold in each State.

               (d) In addition, the Trust shall (i) identify to JHISC in writing those transactions and assets to be treated as exempt from the blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of JHISC for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and the reporting of these transactions to the Trust as provided above.

               (e) Additionally, JHISC shall:

               (i) Utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon each Fund of the transactions so identified on a daily and cumulative basis.

               (ii) If upon any day the cumulative net effect of such transactions upon a Fund is negative and exceeds a dollar amount equivalent to 1/2 of 1 cent per share, JHISC shall promptly make a payment to the Fund in cash or through the use of a credit in the manner described in paragraph (iv) below, in such amount as may be necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per share.

               (iii) If on the last business day of any month the cumulative net effect upon a Fund of such transactions (adjusted by the amount of all prior payments and credits by JHISC and the Fund) is negative, the Fund shall be entitled to a reduction in the fee next payable under the Agreement by an equivalent amount, except as provided in paragraph (iv) below. If on the last business day in any month the cumulative net effect upon a Fund of such transactions (adjusted by the amount of all prior payments and credits by JHISC and the Fund) is positive, JHISC shall be entitled to recover certain past payments and reductions in fees, and to a credit against all future payments and fee reductions that may be required under the Agreement as herein described in paragraph (iv) below.

               (iv) At the end of each month, any positive cumulative net effect upon a Fund of such transactions shall be deemed to be a credit to JHISC which shall first be applied to permit JHISC to recover any prior cash payments and fee reductions made by it to the Fund under paragraphs (ii) and (iii) above during the calendar year, by increasing the amount of the monthly fee under the Agreement next payable in an amount equal to prior payments and fee reductions

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

made by JHISC during such calendar year, but not exceeding the sum of that month's credit and credits arising in prior months during such calendar year to the extent such prior credits have not previously been utilized as contemplated by this paragraph. Any portion of a credit to JHISC not so used by it shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects that would otherwise require a cash payment or fee reduction to be made to a Fund pursuant to paragraphs (ii) or (iii) above (regardless of whether or not the credit or any portion thereof arose in the same calendar year as that in which the negative cumulative net effects or any portion thereof arose).

               (v) JHISC shall supply to each Fund from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to paragraph (I) above, and the daily and cumulative net effects of such transactions, and shall advise a Fund at the end of each month of the net cumulative effect at such time. JHISC shall promptly advise a Fund if at any time the cumulative net effects exceeds a dollar amount equivalent to 1/2 of 1 cent per share.

               (vi) In the event that this Agreement is terminated for whatever cause, or this provision 1.02 (d) is terminated pursuant to paragraph (vii) below, a Fund shall promptly pay to JHISC an amount in cash equal to the amount by which the cumulative net effect upon the Fund is positive or, if the cumulative net effect upon the Fund is negative, JHISC shall promptly pay to the Fund an amount in cash equal to the amount of such cumulative net effect.

               (vii) This provision 1.02 (e) of the Agreement may be terminated by JHISC at any time without cause, effective as of the close of business on the date written notice (which may be by telex) is received by the Trust.

               Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and JHISC.


Article 2      Fees and Expenses

               2.01 For performance by JHISC pursuant to this Agreement, the Trust on behalf of each Fund agrees to pay JHISC an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and JHISC.

               2.02 In addition to the fee paid under Section 2.01 above, the Trust on behalf of each Fund agrees to reimburse JHISC for out-of-pocket expenses or advances incurred by JHISC for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by JHISC at the request or with the consent of a Fund, will be reimbursed by the Trust on behalf of such Fund.

               2.03 The Trust on behalf of each Fund agrees to pay all fees and reimbursable expenses promptly following the mailing of the respective billing notice. Postage for mailing of proxies to all shareholder accounts shall be advanced to JHISC by the Trust on behalf of the Funds at least seven (7) days prior to the mailing date of such materials.


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

Article 3      Representations and Warranties of JHISC

               JHISC represents and warrants to the Trust that:

               3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign corporation under the Laws of The Commonwealth of Massachusetts.

               3.02 It has corporate power and authority to enter into and perform its obligations under this Agreement.

               3.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

               3.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.


Article 4      Representations and Warranties of the Trust

               The Trust represents and warrants to JHISC that:

               4.01 It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

               4.02 It has power and authority to enter into and perform this Agreement.

               4.03 All trust proceedings required by the Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

               4.04 It is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

               4.05 A registration statement under the Securities Act of 1933, as amended, with respect to the shares of each series of the Trust subject to this Agreement has become effective, and appropriate state securities law filings have been made and will continue to be made.


Article 5      Indemnification

               5.01 JHISC shall not be responsible for, and the Trust shall indemnify and hold JHISC harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

               (a) All actions of JHISC or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misfeasance.

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

               (b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's bad faith, gross negligence or willful misfeasance or which arise out of the reckless disregard of any representation or warranty of the Trust hereunder.

               (c) The reliance on or use by JHISC or its agents or subcontractors of information, records and documents which (i) are received by JHISC or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

               (d) The reliance on, or the carrying out by JHISC or its agents or subcontractors of, any instructions or requests of the Trust.

               (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that Fund Shares be registered in that state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of Shares in that state.

               (f) It is understood and agreed that the assets of each Fund may be used to satisfy the indemnity under this Article 5 only to the extent that the loss, damage, cost, charge, counsel fee, payment, expense and liability arises out of or is attributable to services hereunder with respect to the Shares of such Fund.

               5.02 JHISC shall indemnify and hold harmless the Trust on behalf of each Fund from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributed to any action or failure or omission to act by JHISC as a result of JHISC's lack of good faith, negligence or willful misfeasance.

               5.03 At any time JHISC may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by JHISC under this Agreement, and JHISC and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. JHISC, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided JHISC or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. JHISC, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officer of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co- transfer agent or co-registrar.

               5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.


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               5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

               5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


Article 6      Covenants of the Trust and JHISC

               6.01 The Trust shall promptly furnish to JHISC the following:

               (a) A certified copy of the resolution(s) of the Trustees of the Trust authorizing the appointment of JHISC and the execution and delivery of this Agreement.

               (b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

               6.02 JHISC hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of share certificates and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates and devices.

               6.03 JHISC shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940 and the rules and regulations of the Securities and Exchange Commission thereunder, JHISC agrees that all such records prepared or maintained by JHISC relating to the services to be performed by JHISC hereunder are the property of the Trust and will be preserved, maintained and made unavailable in accordance with such Act and rules, and will be surrendered to the Trust on and in accordance with its request.

               6.04 JHISC and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

               6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, JHISC will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. JHISC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.


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Article 7      Termination of Agreement

               7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days' written notice to the other.

               7.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, JHISC reserves the right to charge for any other reasonable expenses associated with such termination.


Article 8      Assignment

               8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

               8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

               8.03 JHISC may, without further consent on the part of the Trust, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 ("Section 17A(c)(1)") or any other entity registered as a transfer agent under Section 17A(c)(1) JHISC deems appropriate in order to comply with the terms and conditions of this Agreement; provided, however, that JHISC shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.


Article 9      Amendment

               9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Trust.


Article 10     Massachusetts Law to Apply

               10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the internal substantive laws of The Commonwealth of Massachusetts.


Article 11     Merger of Agreement

               11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


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Article 12     Limitation on Liability

               12.01 The name "John Hancock Declaration Trust" is the designation of the Trustees under the Declaration of Trust dated November 15, 1995. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust's property only shall be bound. Each Fund shall be liable only for its own obligations under this Agreement and shall not be jointly or severally liable to the obligations of any other Fund hereunder.




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                                                 JOHN HANCOCK DECLARATION TRUST



                                                 By: /s/Anne C. Hodsdon
                                                     --------------------------
                                                     Anne C. Hodsdon
                                                     President


                                                 JOHN HANCOCK INVESTOR SERVICES
                                                 CORPORATION



                                                 By: /s/Charles J. McKenney, Jr.
                                                     ---------------------------
                                                     Charles J. McKenney, Jr.
                                                     Vice President






                                       9
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                          TRANSFER AGENCY FEE SCHEDULE



Effective July 22, 1996, the transfer agent fees payable monthly under the transfer agency agreement between each Fund listed below and John Hancock
Investor Services Corporation shall be the following rates plus certain out-of-pocket expenses as described to the Board:



                    Fund                               Annual Rate Per Account
                    ----                               -----------------------

John Hancock V.A. Emerging Growth Fund                           $16.00

John Hancock V.A. Discovery Fund                                 $16.00

John Hancock V.A. International Fund                             $16.00

John Hancock V.A. 500 Index Fund                                 $16.00

John Hancock V.A. Independence Equity Fund                       $16.00

John Hancock V.A. Sovereign Investors Fund                       $16.00

John Hancock V.A. Sovereign Bond Fund                            $20.00

John Hancock V.A. Strategic Income Fund                          $20.00

John Hancock V.A. World Bond Fund                                $20.00

John Hancock V.A. Money Market Fund                              $25.00